Exhibit 99.1

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, katie.reinsmidt@cblproperties.com

CBL PROPERTIES ANNOUNCES AGREEMENT WITH EXETER CAPITAL

Michael Ashner and Carolyn Tiffany Join the CBL Board of Directors

CHATTANOOGA, Tenn. (November 1, 2019) - CBL Properties (NYSE:CBL) today announced it has entered into an agreement with Exeter Capital Investors, L.P. and certain of its affiliates (“Exeter”), which own 5.97% of the Company’s common stock.
As part of the Company’s ongoing commitment to board refreshment, and following constructive discussions between CBL and Exeter, Michael Ashner and Carolyn Tiffany have been appointed to CBL’s Board of Directors, effective November 1, 2019. With these additions, the CBL Board now comprises nine directors, seven of whom are independent.
“We welcome Michael and Carolyn to CBL’s Board as independent directors,” said Stephen D. Lebovitz, CEO of CBL Properties. “Both Michael and Carolyn bring extensive real estate, financing and public company board experience to CBL. We look forward to their contributions as we execute on our strategic priorities of strengthening our balance sheet, preserving free cash flow and reducing leverage as well as solidifying the long-term market dominance of our assets by completing transformative redevelopments.”
As part of the agreement, CBL’s Board established a new Capital Allocation Committee comprising three Board members: Mr. Lebovitz, independent CBL director Richard Lieb, and Mr. Ashner, who will serve as committee chair. As an advisory committee to the full Board, the Capital Allocation Committee will review the Company’s financial strategies, capital allocation plans and other matters related to its capital structure. Mr. Ashner also joined the Board’s Executive Committee. Ms. Tiffany was appointed to the Board’s Audit and Compensation Committees.
Under the terms of the agreement, Exeter has agreed to certain standstill and voting commitments through the 2020 Annual Meeting or for as long as Mr. Ashner remains on the CBL Board.
Mr. Ashner, President of Exeter, said, “I look forward to working with the CBL Board and management team to unlock value for all CBL shareholders. I invested in the common shares of CBL because I believe they are deeply undervalued and have significant potential for growth and long-term value creation for all shareholders.”
Goldman Sachs & Co. LLC served as financial advisor to CBL with Wells Fargo Securities, LLC providing additional advice. Kirkland & Ellis LLP served as CBL’s legal counsel. Meltzer, Lippe, Goldstein & Breitstone, LLP and Olshan Frome Wolosky LLP, served as legal counsel to Exeter.
The complete agreement between the Company and Exeter will be included in a Form 8-K to be filed with the United States Securities and Exchange Commission.

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About Michael Ashner and Exeter Capital
Mr. Ashner has over 40 years of experience owning and operating real estate companies, many of which were NYSE listed. Most recently Mr. Ashner served as the Chairman and Chief Executive Officer of Winthrop Realty Trust, a NYSE-listed real estate investment trust.  Winthrop Realty Trust held a portfolio of approximately $2.4 billion of real estate and real estate related assets.  In addition, Mr. Ashner has served as the Chairman and Chief Executive Officer of Winthrop Realty Partners, L.P., a vertically integrated real estate firm, since 1996.
Mr. Ashner served as Director and Chief Executive Officer of Shelbourne Properties, a group of three publicly traded real estate investment trusts, from 2002 until their liquidation in 2004. In addition, he was the Chairman and CEO of Newkirk Realty Trust, a NYSE-listed real estate investment trust, from its formation through its merger with Lexington Realty Trust in January 2007. Thereafter, he served as Executive Chairman of Lexington Realty Trust following its merger with Newkirk Realty Trust from 2007 through 2008.
Exeter Capital is a single purpose entity formed by Michael Ashner to acquire common shares in CBL.
About Carolyn Tiffany
Carolyn Tiffany has been active in commercial real estate investment, operations and management for over 25 years. Ms. Tiffany was a member of the Board of Trustees and President of Winthrop Realty Trust from 2009 until her retirement in June 2017 and currently serves as a trustee to its successor, Winthrop Realty Liquidating Trust.
From February 2007 through March 2008, Ms. Tiffany served as a principal and the Chief Operating Officer for High Street Realty Company, LLC, a private equity real estate firm specializing in institutional quality industrial assets.
Ms. Tiffany served as the Chief Operating Officer of Winthrop Financial Associates from 1996 to 2006 as well as Chief Operating Officer and Secretary of Newkirk Realty Trust Inc. Prior to joining Winthrop in 1992, Ms. Tiffany was a certified public accountant with the firm Kenneth Leventhal & Co., a nationally recognized accounting firm specializing in real estate. In 1995 Kenneth Leventhal & Co. joined with E&Y to form the E&Y Kenneth Leventhal Real Estate Group.
About CBL Properties
Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s portfolio is comprised of 108 properties totaling 68.2 million square feet across 26 states, including 68 high-quality enclosed, outlet and open-air retail centers and 9 properties managed for third parties. CBL continuously strengthens its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.
Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.
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